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                                                                    EXHIBIT 12.1

                        U.S. RESTAURANT PROPERTIES, INC.

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                             -----------------------------   -----------------------------
                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                 2000            1999            2000            1999
                                             -------------   -------------   -------------   -------------
Net Income..............................         1,413            5,022             423          11,225
Fixed Charges:
  Interest Expense......................         7,657            7,756          23,206          21,896
  Capitalized Interest..................           202              325             693           1,044
  Preferred Dividend Requirements.......         1,776            1,776           5,327           5,327
                                                ------          -------         -------         -------
Total Fixed Charges and Preferred Stock
  Dividends.............................         9,635            9,857          29,226          28,267
Less Preferred Stock Dividend
  Requirements..........................         1,776            1,776           5,327           5,327
Earnings................................        $9,272          $13,103         $24,322         $34,165
                                                ======          =======         =======         =======
Ratio of Earnings to Fixed Charges......          1.18x(1)         1.62x           1.02x(1)        1.49x
Ratio of Earnings to Combined
  Fixed Charges and Preferred Stock
  Dividends.............................          0.96x(1)         1.33x           0.83x(1)        1.21x

(1) During the three month and nine month period ended September 30, 2000, the Company recorded a non-cash, unusual charge of $670 and $(3,752), respectively, relating to the contigent OP units accrued according to the 1997 termination of the management contract. Excluding the effects of this unusual charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock would have been 1.26x and 1.03x respectively for the three months ended September 30, 2000 and 0.86x and 0.70x, respectively for the nine months ended September 30, 2000.